Exhibit 99.1

Graco Inc. Appoints Richard B. Lewis to the Board of Directors

September 11, 2026

MINNEAPOLIS--(BUSINESS WIRE)--Sep. 11, 2026-- Graco Inc. (NYSE:GGG) announced today that Richard B. Lewis has been appointed as a member of the company’s Board of Directors, effective December 3, 2026.

Mr. Lewis is President and Chief Executive Officer of Donaldson Company, Inc. (NYSE: DCI), a leading worldwide provider of innovative filtration products and solutions, a role he has held since March 2026. He also serves on its board of directors. Previously, he was Donaldson’s Chief Operating Officer and held a broad range of senior leadership roles across the organization, including overseeing global operations and serving as President of its Mobile Solutions and Life Sciences businesses. Mr. Lewis holds a bachelor’s degree in industrial engineering from the University of Louisville and a Master of Business Administration from Indiana University-Purdue University Indianapolis.

“Rich’s operational and commercial experience and his successful track record in senior leadership positions at a public manufacturing company make him an excellent fit for the Graco Board. He has played an integral role in developing and executing successful strategies in a global organization,” said J. Kevin Gilligan, Graco’s Chairman of the Board. “On behalf of our Board and Directors, I am pleased to welcome Rich to Graco.”

Mr. Lewis will serve on the company’s Audit Committee.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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FOR FURTHER INFORMATION:

Meredith Sobieck, 763-353-1498

Meredith_A_Sobieck@graco.com

Source: Graco Inc.